EX-35.6
(logo) WELLS FARGO

Commercial Mortgage Servicing
MAC A0357-030
P.O. Box 4036, Concord, Ca 94524
1320 Willow Pass Rd., Suite 300
Concord, CA 94520
800 986-9711


ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE


Re: Merrill Lynch Mortgage Investors, Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-C1.

In accordance with Section 3.13 of the Pooling and Servicing Agreement, (the "Agreement") dated August 1, 2007 executed by and between Merrill Lynch Mortgage Investors, Inc. (as "Depositor"), Keycorp Real Estate Capital Markets, Inc. (as "Master Servicer No. 1"), Wells Fargo Bank, National Association (as "Master Servicer No. 2"), Centerline Servicing Inc. (as "Special Servicer"), U.S. Bank National Association (as "Trustee"), Wells Fargo Bank, National Association, (as "Certificate Administrator"), and LaSalle Bank National Association (as "Custodian"), as authorized officer of Master Servicer No. 2, Wells Fargo Bank, National Association, I certify that (I) a review of the activities of Master Servicer No. 2 during the preceding calendar year or portion thereof and of its performance under this Agreement has been made under such officer's supervision and (ii) to the best of such officer's knowledge, based on such review, Master Servicer No. 2 has fulfilled all its obligations under this Agreement in all material respects throughout such year or portion thereof.

Dated: March 14, 2008

Wells Fargo Bank, National Association
"Master Servicer No. 2"


/s/ Briggs A. Hawley
Briggs A. Hawley
Vice President


March 2008